Exhibit (m)(2)

Dated: December 11, 2006

Amended Exhibit A to the TD Asset Management USA Funds Inc. Distribution Plan

TDAM Money Market Portfolio — Investor Class: 0.45%
TDAM Money Market Portfolio — Premium Class: 0.365%
TDAM Money Market Portfolio — Class A: 0.53%
TDAM Money Market Portfolio — Select Class: 0.33%
TDAM U.S. Government Portfolio — Investor Class: 0.45%
TDAM U.S. Government Portfolio — Class A: 0.53%
TDAM Municipal Portfolio — Investor Class: 0.45%
TDAM Municipal Portfolio — Class A: 0.53%
TDAM California Municipal Money Market Portfolio — Investor Class: 0.45%
TDAM California Municipal Money Market Portfolio — Class A: 0.53%
TDAM New York Municipal Money Market Portfolio — Investor Class: 0.45%
TDAM New York Municipal Money Market Portfolio — Class A: 0.53%